Company Contact: Guy A. Archbold, CEO 1190 Suncast Lane, Suite 2 El Dorado Hills, California 95762 916-939-8700 www.bluepointenergy.com	Porter, LeVay & Rose, Inc. Marlon Nurse, VP - Investor Relations Jeff Myhre, VP - Editorial 212-564-4700 Tom Gibson, VP - Media Relations 201-476-0322

BLUEPOINT ENERGY SIGNS TWO ADDITIONAL DISCOUNT ENERGY PURCHASE AGREEMENTS WITH MACY’S EAST

-- $5.2 Million in Additional Project Revenue in 2007 --

El DORADO HILLS, CA, December 22, 2006 -- Chapeau, Inc. d/b/a BluePoint Energy, Inc. (OTC BB: CPEU) today announced that it has signed two additional Discount Energy Purchase Agreements with the Macy’s East Division of Federated Retail Holdings, Inc. (Macy’s East), a wholly owned subsidiary of Federated Department Stores, Inc. (NYSE: FD). These projects represent approximately $5.2 million in additional project revenue to BluePoint in 2007.

These Discount Energy Purchase Agreements were executed pursuant to the form of a master agreement signed earlier this year with Macy’s East, which operates about 190 stores in 12 states, the District of Columbia and Puerto Rico. Under these additional contracts with Macy’s, BluePoint Energy, Inc. will permit, engineer, and install BluePoint EnviroGen™ Energy Modules - Powered by Cummins in the Macy’s store located in White Plains, New York as well as the Macy’s Roosevelt Field Mall store located in Garden City, New York. These projects mark the next of several installments of BluePoint’s newly designed, environmentally responsible, continuous-duty combined chilling, heat and power (CCHP) modules. As previously reported, a number of additional Macy’s store locations have been earmarked and are undergoing pre-contract finalization, including the storied Herald Square flagship store located in New York City. These contract announcements are expected shortly.

Guy A. Archbold, Chief Executive Officer of BluePoint Energy said, “We are exceedingly pleased with these agreements on a number of fronts. First, they demonstrate Macy’s continued confidence in our EnviroGen™ Energy Modules employing state-of-the-art environmentally responsible energy sources. Second, these agreements validate our strategic marketing approach of executing forms of master contracts to substantially reduce the contracting cycle (from site assessment through execution of discount energy purchase agreement) for subsequent contracts. Lastly, we believe these agreements reaffirm our contention that our initial form of master agreement with Macy’s, a historic retail operation with locations throughout the US, presents BluePoint with a significant number of near-term opportunities.”

Archbold continued, “The addition of these two additional discount energy purchase agreements under the Macy’s East master agreement offers further proof that BluePoint Energy can provide economical onsite energy to end-users in an environmentally responsible fashion. We fully expect more such agreements to be signed in the coming months, not only with Macy’s East, but also as a consequence of our master discount energy purchase agreements with both Starwood Hotels and Resorts Worldwide, Inc. and its wholly owned subsidiary, Starwood Vacation Ownership, Inc., as well as under master agreements currently in negotiation with other prominent entities in the retail, hospitality and healthcare industries.”

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About Federated Department Stores, Inc.
Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be about $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

About Chapeau, Inc. d/b/a BluePoint Energy, Inc.
Chapeau, Inc. d/b/a BluePoint Energy, Inc. designs, assembles and sells packaged combined heat and power (CHP) and combined cooling, heat and power (CCHP) modules with ultra-clean emissions employing proprietary technology under the trademark EnviroGen™. Chapeau utilizes its proprietary build, own, operate and maintain discount energy purchase agreement financial model to provide reliable, efficient, clean and cost-effective energy solutions to the end user. For more information, call 916-939-8700 or visit the Company’s website at www.bluepointenergy.com.

The foregoing is news relating to Chapeau, Inc. d/b/a BluePoint Energy, Inc. (the “Company”) and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management, including without limitation, Chapeau, Inc. d/b/a BluePoint Energy, Inc. (as defined herein) and/or the Company’s other subsidiaries, are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For a discussion of additional factors that may affect actual results, investors or interested parties should refer to the Company’s filings with the Securities and Exchange Commission; in particular, its annual report on Form 10-K, most current 10Q and other filings as may be relevant. This does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes.

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